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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller                              Lloyd                   I
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   (Last)                           (First)             (Middle)

4550 Gordon Drive
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                                    (Street)

Naples                              Fl                  34102
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Aldila, Inc.
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________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

###-##-####
________________________________________________________________________________
4.   Statement for Month/Year

     January, 2001
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________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [x]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                      1/8/01              P              11,600       A     0.34375                 D
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Common Stock                      1/9/01              P              4,000        A     0.375                   D
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Common Stock                      1/10/01             P              2,200        A     0.3225806 53,200        D
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Common Stock                                                                                      640,103(1)(2) I      By Lloyd
                                                                                                                       Miller, Trust
                                                                                                                       A-4
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Common Stock                                                                                      540,775(1)    I      By Milfam II,
                                                                                                                       L.P.
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Common Stock                                                                                      338,285(1)    I      By Lloyd I.
                                                                                                                       Miller,
                                                                                                                       Trust C
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

                                    1 of 4                                (OVER)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities  except to the extent of his pecuniary interest therein
(2) The amount of securites held in this trust was inadvertently misstated in the reporting person's Form 3. The amount of securities held in this trust at that time, and at the time of this filing, is correctly stated in this Form 4.



/s/Lloyd I. Miller                                           2/12/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                    2 of 4

________________________________________________________________________________
1.   Name and Address of Reporting Person

Miller                              Lloyd                   I
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Aldila, Inc.
--------------------------------------------------------------------------------
________________________________________________________________________________
3.   Statement for Month/Year

     January, 2001
     ---------------------------------------------------------------------------
________________________________________________________________________________
(Continued)
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By Lloyd I.
                                                                                                                       Miller, III
                                                                                                                       custodian
                                                                                                                       under
                                                                                                                       Florida UGMA
                                                                                                                       for
                                                                                                                       Alexandra
Common Stock                                                                                     3,200(1)       I      B. Miller
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                                                                                                                       By Lloyd I
                                                                                                                       Miller III
                                                                                                                       Trustee, GST
                                                                                                                       f/b/o
                                                                                                                       Kimberly I.
Common Stock                                                                                     3,500(1)       I      Miller
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                                                                                                 2,000(1)       I      By Lloyd I
Common Stock                                                                                                           Miller, LLC
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Common Stock                                                                                     5,000(1)       I      By Wife
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                                                                                                                       By Lloyd I.
                                                                                                                       Miller III.
                                                                                                                       custodian
                                                                                                                       Under
                                                                                                                       Florida UGMA
                                                                                                                       for Lloyd I,
Common Stock                                                                                      3,200(1)      I      Miller. IV
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                                                                                                                      By Lloyd I.
                                                                                                                       Miller III,
                                                                                                                       Trustee GST
                                                                                                                       f/b/o Lloyd
Common Stock                                                                                      3,600(1)      I      I. Miller III
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====================================================================================================================================

                                    3 of 4

________________________________________________________________________________
1.   Name and Address of Reporting Person

Miller                              Lloyd                   I
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Aldila, Inc.
--------------------------------------------------------------------------------
________________________________________________________________________________
3.   Statement for Month/Year

     January, 2001
     ---------------------------------------------------------------------------
________________________________________________________________________________
(Continued)
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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                                                                                                                       By UGMA for
                                                                                                                       Tyler
Common Stock                                                                                     5,000(1)       I      Dulmage
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                                                                                                                       By UGMA for
                                                                                                                       Wylie
Common Stock                                                                                     5,000(1)       I      Dulmage
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                                                                                                                       By Lloyd I.
                                                                                                                       Miller, III
                                                                                                                       co-trustee
                                                                                                                       with
Common Stock                                                                                     3,000(1)       I      Kimberly
                                                                                                                       I. Miller
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                                                                                                                       By Lloyd I.
                                                                                                                       Miller, III
                                                                                                                       Trustee, GST
                                                                                                                       f/b/o
                                                                                                                       Catherine C.
                                                                                                 3,500(1)(2)    I      Miller

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